As of October 31, 2017, the following
persons or entities now own
more than 25% of a funds voting
securities.

Person/Entity

AMERITRADE
ACCESS FLEX BEAR HIGH YIELD 28.41%

As of October 31, 2017, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX BEAR HIGH YIELD